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                                                                    Exhibit 99.1






CONTACT: Martin de Laureal                            FOR IMMEDIATE RELEASE
         Stewart Enterprises, Inc.
         1333 S. Clearview Parkway
         Jefferson, Louisiana 70121
         504/729-1400


                      STEWART ENTERPRISES NAMES ASHTON RYAN
                              TO BOARD OF DIRECTORS

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JEFFERSON, LA, December 20, 2004 . . . Stewart Enterprises, Inc. (Nasdaq NMS:
STEI) announced today the election on December 15, 2004 of Ashton J. Ryan, Jr. to the Company's Board of Directors. Mr. Ryan will serve the unexpired term of Leslie Rosenthal Jacobs, who resigned from the Board on December 14, 2004.

Ryan serves as president and chief executive officer of Firstrust Corporation and its lead bank subsidiary First Bank and Trust. Under his leadership the financial institution has grown in asset size from $78 million to approximately $450 million. He was previously vice chairman of Bank One, Louisiana and chairman of its New Orleans market. Prior to its acquisition by Bank One, he served as president and chief executive officer of First National Bank of Commerce, positions he held since 1991. Ryan spent the first 20 years of his career with Arthur Andersen and Company, specializing in auditing and consulting for several financial institutions.

Ryan is the current chairman of the board of Delgado Community College Foundation, the Capital Campaign of the Friends of the New Orleans Recreation Department and the East Jefferson General Hospital Foundation. He is also on the board of many civic and business organizations, including Junior Achievement, Tulane Freeman School of Business, Orthodontic Centers of America, the University of New Orleans Foundation and the Metrovision Economic Development Partnership.

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"We are very fortunate to have Ashton Ryan join our Board of Directors," said
Chairman of the Board William E. Rowe. "His distinguished banking career, business acumen and community commitment are all assets that will serve our Company well."

The Board has accepted the resignation of Leslie Rosenthal Jacobs, who became a board member in 2001. During that time she has served on three very active board committees. "On behalf of our Company, we thank Leslie for her enormous abilities and commitment to Stewart Enterprises and know that she will continue her interest in our organization as a stockholder and interested investor," said Rowe. Jacobs, who is very active in community service, resigned because of significant time commitments elsewhere in her life.

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 238 funeral homes and 147 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.

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